Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 28, 2022 in the Registration Statement (Form S-1) and related Prospectus of Benson Hill, Inc. for the registration of shares of its common stock and warrants.

/s/ Ernst & Young LLP

St. Louis, Missouri

April 11, 2022